Exhibit 99

NEWS RELEASE

For Immediate Release

January 23, 2006

For Further Information Contact:

Charles R. Hageboeck, Chief Executive Officer and President

(304) 769-1102

City Holding Company Announces Record Earnings

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), a $2.5 billion bank holding company headquartered in Charleston, today announced net income for the fourth quarter of $13.1 million, or diluted earnings per share of $0.72 compared to $11.1 million, or $0.66 per diluted share in the fourth quarter of 2004, a 9.1% increase. For the fourth quarter of 2005, the Company achieved a return on assets of 2.10%, a return on equity of 17.66%, a net interest margin of 4.55%, and an efficiency ratio of 46.6%.

For the full year of 2005, the Company reported net income of $50.3 million, or diluted earnings per share of $2.84 compared to $46.3 million, or diluted earnings per share of $2.75 during 2004. The results for 2004 included income of $3.2 million net of associated expenses and taxes, or $0.19 per diluted share, recognized in connection with the settlement of a derivative action brought against certain current and former directors and former executive officers of City Holding Company and City National Bank seeking to recover alleged damages on behalf of City Holding Company and City National Bank. Also, the Company recorded a provision for loan losses of $1.4 million in 2005 as compared to no provision for loan losses during 2004. Return on assets for the full year was 2.09%, return on equity was 18.98%, the net interest margin was 4.49%, and the efficiency ratio was 46.7%.

Charles R. “Skip” Hageboeck, Chief Executive Officer and President, commented, “I am proud of management and staff efforts that produced record earnings during 2005. The Company experienced success not only by maintaining extraordinary financial performance, but also by positioning the Company for growth in its core markets. This occurred despite the revenues associated with the legal settlement during 2004 and recording a provision for loan loss expense during the last two quarters in 2005 for the first time since the second quarter of 2002. City’s net interest income increased despite a substantial decline in balances of high yielding previously securitized loans, and our net margin improved 20 basis points from 2004’s net interest margin. Fee income grew by 12% after adjusting for the proceeds of the 2004 legal settlement. Expenses, as evidenced by the efficiency ratio, were managed tightly, and the bank’s asset quality improved. Additionally, we successfully integrated Classic Bancshares, Inc. (“Classic”) into the City franchise. This acquisition added total assets of $338 million, net loans of $254 million, and deposits of $252 million to the Company. Finally, we accomplished all of this while successfully transitioning to a new management team. Based on the success the Company enjoyed in 2005, I am confident we are positioned to continue our performance on behalf of our shareholders during 2006.”

Net Interest Income

The Company’s tax equivalent net interest income increased $4.0 million, or 18.2%, from $21.9 million during the fourth quarter of 2004 to $25.8 million during the fourth quarter of 2005. The increase was primarily attributable to the acquisition of Classic ($2.8 million) as well as increased net interest income as a result of a widening of the net interest margin and growth in the Company’s traditional loan portfolio. Exclusive of the Classic acquisition, net interest income increased $1.2 million, or 5.6%, from the fourth quarter of 2004 to the fourth quarter of 2005. This increase was due primarily to an increase of $74.5 million, or 5.8%, in the average balances of traditional loans outstanding and a 78 basis points increase in the yield on such loans. These increases were partially offset by increased interest expense. The net interest margin for the fourth quarter of 2005 of 4.55% represented a 30 basis point increase from the fourth quarter of 2004 net interest margin of 4.25% and represented a 4 basis point increase from the net interest margin of 4.51% for the linked quarter ended September 30, 2005.

For the full year, the Company’s tax equivalent net interest income increased $10.1 million, or 11.5%, from $88.0 million in 2004 to $98.1 million in 2005. The acquisition of Classic, along with an increased interest rate environment and growth in the Company’s traditional loan portfolio, were largely responsible for this increase. The Classic acquisition contributed $7.5 million of net interest income during 2005. Interest income from previously securitized loans and retained interests decreased between 2004 and 2005. The average balances of previously securitized loans and retained interests decreased from $83.4 million for the year ended December 31, 2004 to $42.9 million for the year ended December 31, 2005. This decrease was partially mitigated as the yield on previously securitized loans rose from 17.11% for the year ended December 31, 2004 to 26.60% for the year ended December 31, 2005 (see Previously Securitized Loans). The net result of the decreases in balances of 48.6% and the increased yield was a decrease in interest income from previously securitized loans and retained interests of $3.1 million from 2004 to 2005. Therefore, net interest income, exclusive of the Classic acquisition and interest income from previously securitized loans and retained interests, increased $5.7 million, or 6.5%. This increase was primarily attributable to increases in average balances of traditional loan products of $66.7 million, or 5.3%. The yield on these loans increased 49 basis points due to increases by the Federal Reserve in the Federal Funds rate and the Company’s positioning of its balance sheet to benefit from such rising rates. The increases in loan balances and loan yields more than offset the corresponding increase in rates paid on depository balances.

The net interest margin for the year ended December 31, 2005 of 4.49% represented a 20 basis point increase from the year ended December 31, 2004’s net interest margin of 4.29%. To offset the effects of decreasing balances of high yielding previously securitized loans, the Company positioned its balance sheet to benefit from rising interest rates. Since December 2004, the Federal Funds rate has increased 200 basis points from 2.25% to 4.25% in December 2005. To manage its interest rate risk, the Company has focused on the origination of variable rate products in its traditional lending areas of commercial real estate and residential real estate loans.

Credit Quality

At December 31, 2005, the Allowance for Loan Losses (“ALLL”) was $16.8 million or 1.04% of total loans outstanding and 402% of non-performing loans compared to $17.8 million or 1.31% of loans outstanding and 487% of non-performing loans at December 31, 2004, and $17.8 million or 1.09% of loans outstanding and 487% of non-performing loans at September 30, 2005. As a result of the Company’s quarterly analysis of the adequacy of the ALLL, the Company recorded a provision for loan losses of $800,000 in the fourth quarter of 2005. During the past three years, management has implemented a number of strategic initiatives to strengthen the loan portfolio including tightening credit standards, changing the overall mix of the portfolio to include a higher proportion of real estate secured loans, and identifying and charging off or resolving problem loans. As a result of these initiatives, the quality of the Company’s loan portfolio has been solid over the past three years as evidenced by the stability of its ratio of non-performing assets to total loans and other real estate owned which was 0.28% on December 31, 2005. As the Company’s asset quality has consistently improved, the required level of the ALLL has decreased. The provision for loan losses recorded during the third and fourth quarters of 2005 was the result of an increase in loss trends for overdraft deposit accounts and credit card loans, and growth in the outstanding balances of commercial real estate loans during the quarters. The Company has continued to experience growth in commercial real estate loans, with average balances increasing by $106 million from the fourth quarter of 2004 to fourth quarter of 2005. While these trends have required the Company to increase the provision from the third quarter to the fourth quarter, the amount of provision recorded was favorably impacted by continued improvement in the quality of the loan portfolio. Specifically, two problem credits for which the Company had previously allocated $800,000 in reserves were refinanced by other banks during the fourth quarter. As a result, the reserves allocated to these credits were no longer required, favorably impacting the provision required by $800,000 for the fourth quarter.

The Company had net charge-offs of $1.8 million for the fourth quarter of 2005, with depository accounts representing $0.7 million of this total. While charge-offs on depository accounts were appropriately taken against the ALLL, the revenue associated with depository accounts was reflected in service charges and has been steadily growing as the core base of checking accounts has grown. Net charge-offs on installment loans were $0.5 million for the quarter ended December 31, 2005, which equaled the net charge-offs for consumer loans for the first three quarters of 2005 combined. This increase was attributable to increased bankruptcy notices received in conjunction with new bankruptcy legislation that took effect in the fourth quarter and is consistent with banking trends nationally. Net charge-offs for commercial real estate loans were $0.5 million for the quarter ended December 31, 2005. This increase primarily relates to two credits that had been previously identified with appropriate amounts of reserve allocated for each credit.

The ALLL as a percentage of loans outstanding is 1.04% at December 31, 2005, compared to the average of the Company’s peer group of 1.25% for the most recently reported quarter. The Company’s strong asset quality is the primary reason for this difference. At December 31, 2005, non-performing assets as a percentage of loans and other real estate owned were 0.27%. Average non-performing assets as a percentage of loans and other real estate owned for the Company’s peer group for the most recently reported quarter was 0.67%. Another contributing factor that has enabled the Company to maintain its allowance at lower levels than peers is the composition of the Company’s loan portfolio, which is weighted toward more residential mortgage loans and fewer non-real estate secured commercial loans than its peers. The Company believes its methodology for determining the adequacy of its ALLL adequately provides for probable losses inherent in the loan portfolio and produces a provision for loan losses that is directionally consistent with changes in asset quality and loss experience.

Non-interest Income

Net of investment securities gains, non-interest income increased $1.6 million, or 13.3%, to $13.4 million in the fourth quarter of 2005 as compared to $11.8 million in the fourth quarter of 2004. The largest source of non-interest income is service charges from depository accounts, which increased $1.8 million, or 21.3%, from $8.7 million during the fourth quarter of 2004 to $10.5 million during the fourth quarter of 2005. This increase was partially due to the Classic acquisition, which accounted for $0.8 million, as well as an increase in the utilization of services by the Company’s expanding customer base.

For the full year, net of investment securities gains and legal settlements, non-interest income increased $6.5 million, or 15.0%, from $43.4 million in 2004 to $49.9 million in 2005. Service charges increased 19.9% from $32.6 million in 2004 to $39.1 million in 2005. The acquisition of Classic accounted for $2.0 million of this increase, with the remainder of $4.5 million being attributable to increased services utilized by customers.

Non-interest Expenses

Non-interest expenses increased $1.2 million from $17.1 million in the fourth quarter of 2004 to $18.3 million in the fourth quarter of 2005. The Classic acquisition increased non-interest expenses by $1.4 million during the fourth quarter of 2005. Non-interest expenses for the fourth quarter of 2005 also included a loss on interest rate floors of approximately $1.4 million, with $0.9 million ($0.5 million after tax) relating to changes in market value in the second and third quarters that had previously been included in other comprehensive income. During the second, third, and fourth quarters of 2005, the Company entered into interest rate floor arrangements to protect the future income stream from certain variable rate loans should interest rates decline below certain specified levels. During the fourth quarter of 2005 management reviewed the Company’s hedging documentation and accounting treatment of the interest rate floors and determined that the changes in the market value of the floors should be charged to operations. Offsetting increased expenses associated with the Classic acquisition and hedge accounting, the Company experienced a decrease of $1.9 million in salary expense, related to an obligation to five executive officers for severance payments as provided under their respective employment agreements, which had been recorded in the fourth quarter of 2004. Excluding the impact of the Classic acquisition, hedge accounting, and executive severance obligations, non-interest expenses increased by $0.2 million in the fourth quarter of 2005 as compared to the fourth quarter of 2004.

For the full year, non-interest expenses increased $2.8 million, or 4.2%, from $66.3 million in 2004 to $69.1 million in 2005. Non-interest expenses increased $3.4 million due to the Classic acquisition, and $1.4 million was related to the fair value adjustment associated with the interest rate floors. Compensation expense decreased $2.4 million primarily due to costs incurred in 2004 in regard to executive severance obligations as previously discussed. Exclusive of the Classic acquisition, hedge accounting, and executive severance obligations, non-interest expenses increased by $0.4 million between 2004 and 2005. Specifically, professional fees and litigation expense decreased $1.2 million from 2004 to 2005 due to costs incurred during 2004 associated with the derivative action previously discussed. Other expenses increased $1.0 million due to increased customer usage of electronic banking services and increased franchise taxes. Finally, advertising expenses increased $0.6 million from 2004 to 2005 due to an expanded territory resulting from the Classic acquisition and the Company’s focused efforts to attract and grow customer relationships.

Overall, the Company’s efficiency ratio improved from 48.5% for the year ended December 31, 2004 to 46.7% for the year ended December 31, 2005, reflecting ongoing strength in managing expenses while increasing revenues. The average efficiency ratio for the Company’s peer group for the most recently reported quarter was 57.4%.

Previously Securitized Loans

Between 1997 and 1999, the Company originated and securitized $760 million in 125% loan to value junior-lien underlying mortgages in six separate pools. The Company had a retained interest in the residual cash flows associated with these underlying mortgages after satisfying priority claims. Principal amounts owed to investors in the securitizations were evidenced by notes that were subject to redemption under certain circumstances. When the notes were redeemed during 2003 and 2004, the Company became the beneficial owner of the mortgage loans and recorded the loans as “Previously Securitized Loans” within the loan portfolio. At December 31, 2005, the Company reported “Previously Securitized Loans” of $30.3 million compared to $58.4 million at December 31, 2004, a decrease of 48.2%. As a result of this decrease, interest income associated with previously securitized loans and retained interests decreased by $3.1 million to $11.4 million for the year ended December 31, 2005 compared to $14.5 million for the year ended December 31, 2004. This decrease in interest income was offset by targeted loan growth in the commercial real estate and residential real estate loan portfolios and by an increase in the net interest margin yield due to the Company’s positioning of its balance sheet to benefit from rising interest rates.

Because the carrying value of the previously securitized loans incorporates discounts for expected prepayment and default rates, the carrying value of the loans is generally less than the contractual outstanding balance of the loans. As of December 31, 2005, the contractual outstanding balances of the mortgages securitized were $48.1 million while the carrying value of these assets was $30.3 million. The difference between the carrying value and the contractual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. An impairment charge on previously securitized loans would be provided through the Company’s provision and allowance for loan losses if the discounted present value of estimated future cash flows declines below the recorded value of previously securitized loans.

The Company estimates the net carrying value of previously securitized loan balances to decrease as shown below:

December 31, 2006	$21 million
December 31, 2007	$15 million
December 31, 2008	$11 million
December 31, 2009	$8 million

The yield on the previously securitized loans was 31.03% for the quarter ended December 31, 2005, compared to 30.14% for the quarter ended September 30, 2005, and 16.70% for the quarter ended December 31, 2004. For the year ended December 31, 2005, the yield on the previously securitized loans was 26.60% compared to 17.11% for the year ended December 31, 2004. The yield on the previously securitized loans has increased due to default rates being less than previously estimated and balances prepaying faster than previously estimated. In addition, the Company assumed the servicing of all of the pool balances during the second quarter of 2005. This also favorably impacted the yield realized on the previously securitized loans due to the elimination of the servicing fees previously being paid to the external servicing agent and increased internal collection efforts resulting in enhanced levels of recoveries on previously charged-off loans. All of these factors have increased the projected cash flows from the previously securitized loans and the Company now estimates that the yield on these loans will be in the range of 34% to 36% in the future.

Capitalization and Liquidity

One of the Company’s strengths is that it is highly profitable while maintaining strong liquidity and capital. With respect to liquidity, the Company’s loan to deposit ratio was 83.6% and the loan to asset ratio was 64.4% at December 31, 2005. The Company maintained investment securities totaling 24.2% of assets as of this date. Further, the Company’s deposit mix is weighted heavily toward checking and saving accounts that fund 44.6% of assets at December 31, 2005. Time deposits fund 32.5% of assets at December 31, 2005, but very few of these deposits are in accounts that have balances of more than $150,000, reflecting the core retail orientation of the Company.

The Company is also strongly capitalized. Capitalization (as measured by average equity to average assets) was 11.03% for the year ended December 31, 2005 as a result of the Company’s strong earnings. The Company’s tangible equity ratio was 9.5% at December 31, 2005 compared with a tangible equity ratio of 9.5% at December 31, 2004. Due to its continued strong earnings performance, the Company was able to maintain this ratio despite the completion of an acquisition during the second quarter of 2005 that was funded by cash of approximately 25% and the repurchase of 342,576 common shares of Company stock during 2005. With respect to regulatory capital, at December 31, 2005, the Company’s Leverage Ratio is 10.97%, the Tier I Capital ratio is 15.41%, and the Total Risk-Based Capital ratio is 16.38%. These regulatory capital ratios are significantly above levels required to be considered “well capitalized,” which is the highest possible regulatory designation.

Other Events of Interest

On December 21, 2005, the Board approved a quarterly cash dividend of 25 cents per share payable January 31, 2006 to shareholders of record as of January 15, 2006.

On December 21, 2005, the Company accelerated the vesting schedule with regard to 20,000 value-vested options previously granted pursuant to the Company’s 2003 Incentive Plan. Based upon approximately 86,000 unvested options outstanding at December 31, 2005, the Company anticipates it will incur $0.2 million of expense in connection with the adoption of SFAS No. 123R, “Share Based Payment”, which will be effective January 1, 2006, for the Company.

On January 11, 2006, the Company announced plans to improve its presence in downtown Charleston, WV, by leasing a new location and purchasing an adjacent drive-through facility it had previously leased. By moving its downtown office to a larger space at One Bridge Place, City will offer an upgraded and more accessible banking center that will also become a base for commercial lending, trust, and private banking services. The new downtown facility is expected to open in the first quarter of 2006.

City Holding Company is the parent company of City National Bank of West Virginia. City National operates 67 branches across West Virginia, Eastern Kentucky and Southern Ohio.

Forward-Looking Information

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could result in the Company’s actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5) the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (12) the Company may experience difficulties growing loan and deposit balances. Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CITY HOLDING COMPANY AND SUBSIDIARIES

Financial Highlights

(Unaudited)

	Three Months Ended
	December 31 2005	December 31 2004	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$25,844	$21,870	18.17%
Net Income	13,089	11,087	18.06%
Earnings per Basic Share	0.72	0.67	7.46%
Earnings per Diluted Share	0.72	0.66	9.09%

Key Ratios (percent):
Return on Average Assets	2.10%	2.01%	4.22%
Return on Average Equity	17.66%	20.50%	(13.86)%
Net Interest Margin	4.55%	4.25%	7.10%
Efficiency Ratio	46.57%	51.03%	(8.74)%
Average Shareholders’ Equity to Average Assets	11.87%	9.81%	21.00%

Risk-Based Capital Ratios (a):
Tier I	15.41%	15.47%	(0.39)%
Total	16.38%	16.64%	(1.56)%

Common Stock Data:
Cash Dividends Declared per Share	$0.25	$0.22	13.64%
Book Value per Share	16.14	13.03	23.87%
Market Value per Share:
High	37.62	37.58	0.11%
Low	32.68	31.85	2.61%
End of Period	35.95	36.24	(0.80)%

Price/Earnings Ratio (b)	12.48	13.52	(7.69)%

	Twelve Months Ended
	December 31 2005	December 31 2004	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$98,097	$87,985	11.49%
Net Income	50,288	46,344	8.51%
Earnings per Basic Share	2.87	2.79	2.87%
Earnings per Diluted Share	2.84	2.75	3.27%

Key Ratios (percent):
Return on Average Assets	2.09%	2.10%	(0.08)%
Return on Average Equity	18.98%	22.43%	(15.40)%
Net Interest Margin	4.49%	4.29%	4.61%
Efficiency Ratio	46.66%	48.49%	(3.77)%
Average Shareholders’ Equity to Average Assets	11.03%	9.34%	18.10%

Common Stock Data:
Cash Dividends Declared per Share	$1.00	$0.88	13.64%
Market Value per Share:
High	39.21	37.58	4.34%
Low	27.57	27.30	0.99%

(a)	December 31, 2005 risk-based capital ratios are estimated.
(b)	December 31, 2005 price/earnings ratio computed based on annualized fourth quarter 2005 earnings.

CITY HOLDING COMPANY AND SUBSIDIARIES

Financial Highlights

(Unaudited)

Book Value and Market Price Range per Share

	Book Value per Share				Market Price Range per Share
	March 31	June 30	September 30	December 31	Low	High
2001	$8.82	$8.70	$8.37	$8.67	$5.13	$13.94
2002	8.92	9.40	9.64	9.93	12.04	30.20
2003	10.10	10.74	11.03	11.46	25.50	37.15
2004	12.09	11.89	12.70	13.03	27.30	37.58
2005	13.20	15.56	15.99	16.14	27.57	39.21

Earnings per Basic Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
2001	$(0.34)	$(1.19)	$(0.46)	$0.45	$(1.54)
2002	0.38	0.45	0.53	0.56	1.92
2003	0.56	0.73	0.69	0.64	2.62
2004	0.66	0.80	0.66	0.67	2.79
2005	0.70	0.72	0.73	0.72	2.87

Earnings per Diluted Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
2001	$(0.34)	$(1.19)	$(0.46)	$0.45	$(1.54)
2002	0.38	0.45	0.52	0.55	1.90
2003	0.55	0.72	0.68	0.63	2.58
2004	0.65	0.79	0.65	0.66	2.75
2005	0.69	0.71	0.72	0.72	2.84

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Three Months Ended December 31,
	2005	2004
Interest Income
Interest and fees on loans	$28,918	$21,511
Interest on investment securities:
Taxable	7,188	7,779
Tax-exempt	497	437
Interest on deposits in depository institutions	36	16
Interest on federal funds sold	—	3

Total Interest Income	36,639	29,746

Interest Expense
Interest on deposits	8,569	5,932
Interest on short-term borrowings	1,049	424
Interest on long-term debt	1,446	1,756

Total Interest Expense	11,064	8,112

Net Interest Income	25,575	21,634
Provision for loan losses	800	—

Net Interest Income After Provision for Loan Losses	24,775	21,634

Non-Interest Income
Investment securities gains	125	32
Service charges	10,530	8,678
Insurance commissions	620	754
Trust fee income	504	466
Bank owned life insurance	691	1,184
Mortgage banking income	228	70
Other income	839	685

Total Non-Interest Income	13,537	11,869

Non-Interest Expense
Salaries and employee benefits	8,416	9,578
Occupancy and equipment	1,569	1,560
Depreciation	1,062	981
Professional fees and litigation expense	486	571
Postage, delivery, and statement mailings	728	589
Advertising	710	600
Telecommunications	560	403
Insurance and regulatory	380	330
Office supplies	388	210
Repossessed asset (gains) losses, net of expenses	(28)	(31)
Other expenses	4,068	2,340

Total Non-Interest Expense	18,339	17,131

Income Before Income Taxes	19,973	16,372
Income tax expense	6,884	5,285

Net Income	$13,089	$11,087

Basic earnings per share	$0.72	$0.67
Diluted earnings per share	$0.72	$0.66
Average Common Shares Outstanding:
Basic	18,127	16,572
Diluted	18,211	16,810

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Twelve Months Ended December 31,
	2005	2004
Interest Income
Interest and fees on loans	$103,714	$86,099
Interest on investment securities:
Taxable	29,804	30,110
Tax-exempt	1,887	1,809
Interest on retained interests	—	808
Interest on deposits in depository institutions	109	52
Interest on federal funds sold	4	3

Total Interest Income	135,518	118,881

Interest Expense
Interest on deposits	28,805	23,207
Interest on short-term borrowings	3,369	1,082
Interest on long-term debt	6,264	7,582

Total Interest Expense	38,438	31,871

Net Interest Income	97,080	87,010
Provision for loan losses	1,400	—

Net Interest Income After Provision for Loan Losses	95,680	87,010

Non-Interest Income
Investment securities gains	151	1,173
Service charges	39,091	32,609
Insurance commissions	2,352	2,733
Trust fee income	2,025	2,026
Bank owned life insurance	2,779	2,931
Mortgage banking income	643	282
Legal settlement	—	5,453
Other income	3,050	2,829

Total Non-Interest Income	50,091	50,036

Non-Interest Expense
Salaries and employee benefits	33,479	34,245
Occupancy and equipment	6,295	5,984
Depreciation	4,096	3,932
Professional fees and litigation expense	2,021	3,265
Postage, delivery, and statement mailings	2,666	2,474
Advertising	2,941	2,366
Telecommunications	2,248	1,820
Insurance and regulatory	1,496	1,323
Office supplies	1,193	1,048
Repossessed asset (gains) losses, net of expenses	(78)	(77)
Loss on early extinguishment of debt	—	263
Other expenses	12,756	9,690

Total Non-Interest Expense	69,113	66,333

Income Before Income Taxes	76,658	70,713
Income tax expense	26,370	24,369

Net Income	$50,288	$46,344

Basic earnings per share	$2.87	$2.79
Diluted earnings per share	$2.84	$2.75
Average Common Shares Outstanding:
Basic	17,519	16,632
Diluted	17,690	16,882

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited) ($ in 000s)

	Three Months Ended
	December 31, 2005	December 31, 2004
Balance at September 1	$290,432	$210,285

Net income	13,089	11,087
Other comprehensive income:
Change in unrealized gain on securities available-for-sale	(3,701)	(2,255)
Change in underfunded pension liability	(748)	(35)
Reclassification of unrealized derivative losses	543	—
Cash dividends declared ($0.25/share)	(4,522)	—
Cash dividends declared ($0.22/share)	—	(3,650)
Exercise of 104,966 stock options	3,128	—
Exercise of 26,327 stock options	—	648
Purchase of 171,000 common shares of treasury	(6,080)	—

Balance at December 31	$292,141	$216,080

	Twelve Months Ended
	December 31, 2005	December 31, 2004
Balance at January 1	$216,080	$190,690

Net income	50,288	46,344
Other comprehensive income:
Change in unrealized gain on securities available-for-sale	(6,120)	(2,481)
Change in underfunded pension liability	(748)	(35)
Cash dividends declared ($1.00/share)	(17,716)	—
Cash dividends declared ($0.88/share)	—	(14,629)
Issuance of 1,580,034 shares for acquisition of Classic Bancshares, net 108,173 owned and transferred to treasury	54,339	—
Issuance of 18,800 stock award shares	147	—
Exercise of 367,675 stock options	7,783	—
Exercise of 140,730 stock options	—	2,048
Purchase of 342,576 common shares for treasury	(11,912)	—
Purchase of 197,040 common shares for treasury	—	(5,857)

Balance at December 31	$292,141	$216,080

CITY HOLDING COMPANY AND SUBSIDIARIES

Condensed Consolidated Quarterly Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Quarter Ended
	Dec. 31 2005	Sept. 30 2005	June 30 2005	March 31 2005	Dec. 31 2004
Interest income	$36,639	$35,910	$32,676	$30,293	$29,746
Taxable equivalent adjustment	269	273	241	233	236

Interest income (FTE)	36,908	36,183	32,917	30,526	29,982
Interest expense	11,064	10,290	9,054	8,030	8,112

Net interest income	25,844	25,893	23,863	22,496	21,870
Provision for loan losses	800	600	—	—	—

Net interest income after provision for loan losses	25,044	25,293	23,863	22,496	21,870

Noninterest income	13,537	13,012	12,098	11,444	11,869
Noninterest expense	18,339	17,922	16,839	16,013	17,131

Income before income taxes	20,242	20,383	19,122	17,927	16,608
Income tax expense	6,884	6,938	6,532	6,016	5,285
Taxable equivalent adjustment	269	273	241	233	236

Net income	$13,089	$13,172	$12,349	$11,678	$11,087

Basic earnings per share	$0.72	$0.73	$0.72	$0.70	$0.67
Diluted earnings per share	0.72	0.72	0.71	0.69	0.66
Cash dividends declared per share	0.25	0.25	0.25	0.25	0.22

Average Common Share (000s):
Outstanding	18,127	18,052	17,268	16,605	16,572
Diluted	18,211	18,238	17,477	16,812	16,810

Net Interest Margin	4.55%	4.51%	4.42%	4.40%	4.25%

CITY HOLDING COMPANY AND SUBSIDIARIES

Non-Interest Income and Non-Interest Expense

(Unaudited) ($ in 000s)

	Quarter Ended
	Dec. 31 2005	Sept. 30 2005	June 30 2005	March 31 2005	Dec. 31 2004
Non-Interest Income:
Service charges	$10,530	$10,433	$9,685	$8,443	$8,678
Insurance commissions	620	595	545	592	754
Trust fee income	504	468	462	591	466
Bank owned life insurance	691	552	545	991	1,184
Mortgage banking income	228	191	106	118	70
Other income	839	768	737	706	685

Subtotal	13,412	13,007	12,080	11,441	11,837
Investment security gains	125	5	18	3	32

Total Non-Interest Income	$13,537	$13,012	$12,098	$11,444	$11,869

Non-Interest Expense:
Salaries and employee benefits	$8,416	$8,739	$8,404	$7,920	$9,578
Occupancy and equipment	1,569	1,687	1,564	1,475	1,560
Depreciation	1,062	1,096	994	944	981
Professional fees and litigation expense	486	456	514	565	571
Postage, delivery, and statement mailings	728	670	615	653	589
Advertising	710	764	762	705	600
Telecommunications	560	702	513	473	403
Insurance and regulatory	380	385	365	366	330
Office supplies	388	327	275	203	210
Repossessed asset (gains) losses, net of expenses	(28)	(35)	(16)	1	(31)
Other expenses	4,068	3,131	2,849	2,708	2,340

Total Non-Interest Expense	$18,339	$17,922	$16,839	$16,013	$17,131

Employees (Full Time Equivalent)	770	768	767	689	691
Branch Locations	67	67	67	56	56

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

($ in 000s)

	December 31 2005	December 31 2004
	(Unaudited)
Assets
Cash and due from banks	$81,822	$52,854
Interest-bearing deposits in depository institutions	4,451	3,230

Cash and cash equivalents	86,273	56,084
Investment securities available-for-sale, at fair value	549,966	620,034
Investment securities held-to-maturity, at amortized cost	55,397	59,740

Total investment securities	605,363	679,774
Loans:
Residential real estate	592,521	469,458
Home equity	301,728	308,173
Commercial real estate	499,748	400,801
Other commercial	129,922	71,311
Installment	40,000	18,145
Indirect	3,580	10,324
Credit card	15,072	18,126
Previously securitized loans	30,256	58,436

Gross Loans	1,612,827	1,354,774
Allowance for loan losses	(16,790)	(17,815)

Net loans	1,596,037	1,336,959

Bank owned life insurance	52,969	50,845
Premises and equipment	42,542	34,607
Accrued interest receivable	13,134	9,868
Net deferred tax assets	27,929	27,025
Intangible assets	59,559	6,255
Other assets	18,791	11,813

Total Assets	$2,502,597	$2,213,230

Liabilities
Deposits:
Noninterest-bearing	$376,076	$319,425
Interest-bearing:
Demand deposits	437,639	411,127
Savings deposits	302,571	281,466
Time deposits	812,134	660,705

Total deposits	1,928,420	1,672,723
Short-term borrowings	152,255	145,183
Long-term debt	98,425	148,836
Other liabilities	31,356	30,408

Total Liabilities	2,210,456	1,997,150

Stockholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 18,499,282 and 16,919,248 shares issued at December 31, 2005 and December 31, 2004 less 395,465 and 331,191 shares in treasury, respectively	46,249	42,298
Capital surplus	104,435	55,512
Retained earnings	160,747	128,175
Cost of common stock in treasury	(11,278)	(8,761)
Accumulated other comprehensive (loss) income:
Unrealized (loss) gain on securities available-for-sale	(4,839)	1,281
Underfunded pension liability	(3,173)	(2,425)

Total Accumulated Other Comprehensive (Loss) Income	(8,012)	(1,144)

Total Stockholders’ Equity	292,141	216,080

Total Liabilities and Stockholders’ Equity	$2,502,597	$2,213,230

CITY HOLDING COMPANY AND SUBSIDIARIES

Loan Portfolio

(Unaudited) ($ in 000s)

	Dec. 31 2005	Sept. 30 2005	June 30 2005	March 31 2005	Dec. 31 2004
Residential real estate	$592,521	$596,184	$596,893	$463,869	$469,458
Home equity	301,728	306,448	307,354	302,262	308,173
Commercial real estate	499,748	483,334	445,241	409,064	400,801
Other commercial	129,922	138,011	138,923	66,485	71,311
Loans to depository institutions	—	—	—	10,000	—
Installment	40,000	42,844	48,668	16,065	18,145
Indirect	3,580	4,658	6,048	7,960	10,324
Credit card	15,072	15,632	16,188	16,954	18,126
Previously securitized loans	30,256	35,599	41,670	50,588	58,436

Gross Loans	$1,612,827	$1,622,710	$1,600,985	$1,343,247	$1,354,774

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited) ($ in 000s)

	Three Months Ended December 31,
	Average Balance	2005 Interest	Yield/ Rate	Average Balance	2004 Interest	Yield/ Rate
Assets:
Loan portfolio:
Residential real estate	$595,309	$8,365	5.57%	$468,362	$6,646	5.65%
Home equity	303,977	5,318	6.94%	307,712	3,966	5.13%
Commercial real estate	492,478	8,502	6.85%	386,592	5,641	5.80%
Other commercial	133,863	2,426	7.19%	68,816	1,015	5.87%
Installment	40,843	1,138	11.05%	20,168	604	11.91%
Indirect	4,112	118	11.39%	11,584	321	11.02%
Credit card	15,278	482	12.52%	17,756	534	11.96%
Previously securitized loans	32,851	2,569	31.03%	66,307	2,784	16.70%

Total loans	1,618,711	28,918	7.09%	1,347,297	21,511	6.35%
Securities:
Taxable	580,845	7,188	4.91%	656,511	7,779	4.71%
Tax-exempt	47,675	766	6.37%	37,573	673	7.13%

Total securities	628,520	7,954	5.02%	694,084	8,452	4.84%
Deposits in depository institutions	5,188	36	2.75%	4,753	16	1.34%
Federal funds sold	—	—	—	766	3	1.56%

Total interest-earning assets	2,252,419	36,908	6.50%	2,046,900	29,982	5.83%
Cash and due from banks	52,828			42,920
Bank premises and equipment	42,432			34,859
Other assets	168,395			99,641
Less: Allowance for loan losses	(17,272)			(18,332)

Total assets	$2,498,802			$2,205,988

Liabilities:
Interest-bearing demand deposits	442,130	1,207	1.08%	408,038	675	0.66%
Savings deposits	302,904	684	0.90%	275,776	361	0.52%
Time deposits	809,433	6,678	3.27%	661,131	4,896	2.95%
Short-term borrowings	159,185	1,049	2.61%	131,202	424	1.29%
Long-term debt	114,590	1,446	5.01%	174,923	1,756	3.99%

Total interest-bearing liabilities	1,828,242	11,064	2.40%	1,651,070	8,112	1.95%
Noninterest-bearing demand deposits	347,777			315,759
Other liabilities	26,287			22,829
Stockholders’ equity	296,496			216,330

Total liabilities and stockholders’ equity	$2,498,802			$2,205,988

Net interest income		$25,844			$21,870

Net yield on earning assets			4.55%			4.25%

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited) ($ in 000s)

	Twelve Months Ended December 31,
	Average Balance	2005 Interest	Yield/ Rate	Average Balance	2004 Interest	Yield/ Rate
Assets:
Loan portfolio:
Residential real estate	$545,280	$30,570	5.61%	$454,890	$26,869	5.91%
Home equity	305,525	19,088	6.25%	298,703	14,004	4.69%
Commercial real estate	447,243	28,756	6.43%	367,599	20,684	5.63%
Other commercial	109,950	7,318	6.66%	72,825	3,913	5.37%
Loans to depository institutions	7,419	213	2.87%	3,060	35	1.14%
Installment	33,327	3,592	10.78%	25,343	2,895	11.42%
Indirect	6,347	718	11.31%	16,599	1,823	10.98%
Credit card	16,417	2,058	12.54%	18,002	2,164	12.02%
Previously securitized loans	42,859	11,401	26.60%	80,151	13,712	17.11%

Total loans	1,514,367	103,714	6.85%	1,337,172	86,099	6.44%
Securities:
Taxable	623,155	29,804	4.78%	666,863	30,110	4.52%
Tax-exempt	43,767	2,904	6.64%	38,169	2,784	7.29%

Total securities	666,922	32,708	4.90%	705,032	32,894	4.67%
Retained interest in securitized loans	—	—	—	3,300	808	24.48%
Deposits in depository institutions	4,609	109	2.36%	5,347	52	0.97%
Federal funds sold	105	4	3.81%	193	3	1.55%

Total interest-earning assets	2,186,003	136,535	6.25%	2,051,044	119,856	5.84%
Cash and due from banks	48,562			43,616
Bank premises and equipment	39,109			34,804
Other assets	145,899			102,179
Less: Allowance for loan losses	(17,515)			(19,790)

Total assets	$2,402,058			$2,211,853

Liabilities:
Interest-bearing demand deposits	433,831	3,866	0.89%	405,865	2,599	0.64%
Savings deposits	295,045	2,070	0.70%	279,174	1,456	0.52%
Time deposits	743,725	22,869	3.07%	662,068	19,152	2.89%
Short-term borrowings	157,264	3,369	2.14%	120,849	1,082	0.90%
Long-term debt	137,340	6,264	4.56%	201,218	7,582	3.77%

Total interest-bearing liabilities	1,767,205	38,438	2.18%	1,669,174	31,871	1.91%
Noninterest-bearing demand deposits	341,873			312,036
Other liabilities	28,026			24,072
Stockholders’ equity	264,954			206,571

Total liabilities and stockholders’ equity	$2,402,058			$2,211,853

Net interest income		$98,097			$87,985

Net yield on earning assets			4.49%			4.29%

CITY HOLDING COMPANY AND SUBSIDIARIES

Analysis of Risk-Based Capital

(Unaudited) ($ in 000s)

	Dec. 31 2005 (a)	Sept. 30 2005	June 30 2005	March 31 2005	Dec. 31 2004
Tier I Capital:
Stockholders’ equity	$292,141	$290,432	$279,624	$219,302	$216,080
Goodwill and other intangibles	(59,559)	(59,742)	(61,578)	(6,204)	(6,255)
Accumulated other comprehensive income	8,012	4,106	3,334	5,890	1,144
Qualifying trust preferred stock	28,000	28,000	28,000	28,000	28,000
Excess deferred tax assets	(1,071)	—	—	(4,524)	(3,129)

Total tier I capital	$267,523	$262,796	$249,380	$242,464	$235,840

Total Risk-Based Capital:
Tier I capital	$267,523	$262,796	$249,380	$242,464	$235,840
Qualifying allowance for loan losses	16,790	17,768	18,298	16,325	17,815

Total risk-based capital	$284,313	$280,564	$267,678	$258,789	$253,655

Net risk-weighted assets	$1,735,538	$1,758,566	$1,734,653	$1,522,881	$1,524,581

Ratios:
Average stockholders’ equity to average assets	11.87%	11.47%	10.57%	10.08%	9.81%
Tangible capital ratio	9.52%	9.32%	8.91%	9.52%	9.51%
Risk-based capital ratios:
Tier I capital	15.41%	14.94%	14.38%	15.92%	15.47%
Total risk-based capital	16.38%	15.95%	15.43%	16.99%	16.64%
Leverage capital	10.97%	10.68%	10.83%	11.00%	10.74%
(a) December 31, 2005 risk-based capital ratios are estimated.

CITY HOLDING COMPANY AND SUBSIDIARIES Intangibles (Unaudited) ($ in 000s)

	As of and for the Quarter Ended
	Dec 31. 2005	Sept. 30 2005	June 30 2005	March 31 2005	Dec. 31 2004
Intangibles, net	$59,559	$59,742	$61,578	$6,204	$6,255
Intangibles amortization expense	183	183	95	51	51

CITY HOLDING COMPANY AND SUBSIDIARIES

Summary of Loan Loss Experience

(Unaudited) ($ in 000s)

	Quarter Ended
	Dec. 31 2005	Sept. 30 2005	June 30 2005	March 31 2005	Dec. 31 2004
Balance at beginning of period	$17,768	$18,298	$16,325	$17,815	$18,537

Allowance acquired through acquisition	—	—	3,265	—	—

Charge-offs:
Residential real estate	188	74	97	237	166
Home equity	114	134	226	421	5
Commercial real estate	505	52	653	393	105
Other commercial	22	2	10	36	14
Installment	664	476	263	308	458
Overdraft deposit accounts	996	1,012	832	744	586

Total charge-offs	2,489	1,750	2,081	2,139	1,334

Recoveries:
Residential real estate	183	46	16	37	137
Home equity	5	7	9	—	—
Commercial real estate	13	24	311	50	10
Other commercial	17	111	34	45	80
Installment	163	136	175	205	147
Overdraft deposit accounts	330	296	244	312	238

Total recoveries	711	620	789	649	612

Net charge-offs	1,778	1,130	1,292	1,490	722
Provision for loan losses	800	600	—	—	—

Balance at end of period	$16,790	$17,768	$18,298	$16,325	$17,815

Loans outstanding	$1,612,827	$1,622,710	$1,600,985	$1,343,247	$1,354,774

Average loans outstanding	1,618,711	1,612,344	1,473,880	1,348,489	1,347,297

Allowance as a percent of loans outstanding	1.04%	1.09%	1.14%	1.22%	1.31%

Allowance as a percent of non-performing loans	402%	487%	464%	490%	487%

Net charge-offs (annualized) as a percent of average loans outstanding	0.44%	0.28%	0.35%	0.44%	0.21%

CITY HOLDING COMPANY AND SUBSIDIARIES

Summary of Non-Performing Assets

(Unaudited) ($ in 000s)

	Dec. 31 2005	Sept. 30 2005	June 30 2005	March 31 2005	Dec. 31 2004
Nonaccrual loans	$2,785	$2,468	$2,709	$2,641	$2,147
Accruing loans past due 90 days or more	1,124	1,003	936	322	677
Previously securitized loans past due 90 days or more	268	174	299	372	832

Total non-performing loans	4,177	3,645	3,944	3,335	3,656
Other real estate owned	135	117	471	463	247

Total non-performing assets	$4,312	$3,762	$4,415	$3,798	$3,903

Non-performing assets as a percent of loans and other real estate owned	0.27%	0.23%	0.28%	0.28%	0.29%